Exhibit (h)(5)(ii)

AMENDMENT NO. 1

SECURITIES LENDING AGREEMENT

Amendment No. 1, effective as of October 18, 2021 (“Amendment No. 1”), to the Securities Lending Agreement dated as of April 11, 2016 (“Agreement”), by and between JPMorgan Chase Bank, National Association (“J.P. Morgan”) and each Equitable (formerly, AXA) investment company identified in Annex A hereto (“Lender”).

J.P. Morgan and Lender agree to modify and amend the Agreement as follows:

1.

Name Changes: All references to AXA Equitable Funds Management Group, LLC are hereby deleted and replaced with Equitable Investment Management Group, LLC. All references to AXA are hereby deleted and replaced with Equitable.

2.	Annex A. Annex A to the Agreement is deleted and replaced in its entirety by Annex A attached hereto.

3.

Schedule 4. Schedule 4 to the Agreement, setting forth the Limitations on Securities Available for Loan, Lending Accounts and Markets is deleted and replaced in its entirety by Schedule 4 attached hereto.

4.	Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

EQ Advisors Trust 1290 Funds		JPMorgan Chase Bank, N.A.

On behalf of each of their series listed on Annex A

By:	/s/ Brian Walsh	By:	/s/ Joseph Ruggerio
Name: Title: Date:	Brian Walsh Chief Financial Officer 10/25/21	Name: Title: Date:	Joseph Ruggerio Executive Director 10/27/21